NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS
FISCAL SECOND QUARTER 2021 RESULTS

HOUSTON, TX - September 9, 2021 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLXE” or the “Company”) today reported its financial results for the fiscal second quarter ended July 31, 2021.

Fiscal Second Quarter 2021 Highlights
•Fiscal second quarter 2021 revenue of $111.9 million increased $21.1 million, or 23.2%, sequentially from the fiscal first quarter 2021
•Revenue has improved every month during fiscal 2021
•Fiscal second quarter 2021 net loss was $25.0 million, decreasing 32.1% compared to $36.8 million for the fiscal first quarter 2021
•Fiscal second quarter 2021 Adjusted EBITDA of $0.6 million was positive for the first time since fiscal first quarter 2020 and increased $10.0 million sequentially from fiscal first quarter 2021
•Ended fiscal second quarter 2021 with an available liquidity position of $57.2 million, including $39.4 million in cash
•Fully implemented additional $4.4 million of annualized cost savings during the fiscal second quarter 2021 and expect to realize the full quarterly benefit beginning in the fiscal third quarter 2021

*See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, net working capital and their reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliation is not available without unreasonable efforts. In addition, for comparative purposes, we have also presented supplemental pro forma combined financial information for the three months ended July 31, 2020, giving effect to the Company’s acquisition (the “Merger”) of Quintana Energy Services, Inc. (“QES”) as if it had occurred on February 1, 2020.

Chris Baker, President and Chief Executive Officer of KLXE, stated, “We are very pleased that our fiscal second quarter revenue grew 23% sequentially, exceeding our guidance of 15% to 20%. This sequential improvement was supported by higher activity levels and increased pricing across many of our service lines. Fueled by our improved topline, our merger synergies and additional incremental cost savings realized during the fiscal second quarter, we grew Adjusted EBITDA sequentially by $10 million from fiscal first quarter 2021 levels and generated positive Adjusted EBITDA for the first time since fiscal first quarter 2020.

“Looking forward, we believe improved pricing and activity will continue to drive positive results, with fiscal third quarter revenue expected to increase between 8% to 12%,” concluded Baker.

Cost Reduction Update
The Company previously announced the successful implementation of $46.0 million of annualized merger synergies. The fiscal second quarter 2021 was the first fiscal quarter in which the full quarterly impact of the annualized $46.0 million of synergies benefited the cost structure.

During the fiscal first quarter 2021, we consolidated corporate offices in Houston, Texas and identified approximately $4.4 million of additional annualized fixed cost savings associated with headcount, facilities, changes to management processes and reduction in the size of the board from nine directors to seven directors. These cost savings were fully implemented by the end of the fiscal second quarter and we expect to realize the full quarterly benefit beginning in the fiscal third quarter 2021.
Fiscal Second Quarter 2021 Financial Results
Revenue for the fiscal second quarter 2021 totaled $111.9 million, an increase of 23.2%, compared to fiscal first quarter 2021 revenue of $90.8 million. The sequential increase in revenue reflects the impact of an improvement in drilling, completion, production and intervention activity. Additionally, we expanded market share in several product service lines driven partially by the cross-sell opportunities created by the Merger. On a product line basis, Drilling, Completion, Production and Intervention products and services contributed approximately 28.6%, 45.8%, 14.9% and 10.7% to revenue, respectively, for the fiscal second quarter 2021.

Net loss for the fiscal second quarter 2021 was $25.0 million, compared to a fiscal first quarter 2021 net loss of $36.8 million. Adjusted EBITDA was $0.6 million for the fiscal second quarter 2021, compared to a fiscal first quarter 2021 Adjusted EBITDA loss of $9.4 million. The improvement in Adjusted EBITDA was the result of improved pricing and utilization along with operating leverage associated with fixed cost savings benefiting margins. Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases, which potentially impacts the comparability of our results to peers.
Fiscal Second Quarter 2021 Segment Results
The Company reports results through its three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.
•Rocky Mountains: Revenue, Operating loss and Adjusted EBITDA for the Rocky Mountains segment, which includes WyCo and the Bakken, was $33.6 million, ($2.2) million and $3.1 million, respectively, for the fiscal second quarter 2021. Revenue increased 38.3% and Adjusted EBITDA increased $4.7 million from the fiscal first quarter 2021. The sequential improvements in Revenue, Operating loss and Adjusted EBITDA were driven by stronger utilization and pricing across all product lines, primarily led by fishing, rentals, cementing, coiled tubing, directional drilling, and wireline.

•Southwest: Revenue, Operating loss and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $43.0 million, ($3.7) million and $1.8 million, respectively, for the fiscal second quarter 2021. Revenue increased 13.2% and Adjusted EBITDA increased $2.5 million from the fiscal first quarter 2021. The sequential improvements in Revenue, Operating loss and Adjusted EBITDA were driven by stronger utilization and pricing across the vast majority of product lines, primarily led by directional drilling, wireline, and rentals.

•Northeast/Mid-Con: Revenue, Operating loss and Adjusted EBITDA for the Northeast/Mid-Con segment was $35.3 million, ($3.8) million and $0.5 million, respectively, for the fiscal second quarter 2021. Revenue increased 23.9% and Adjusted EBITDA increased $2.6 million from the fiscal first quarter 2021. The sequential improvements in Revenue, Operating loss and Adjusted EBITDA were driven by stronger utilization and pricing across the vast majority of product lines, primarily led by fishing, coiled tubing and directional drilling.
The following is a tabular summary of revenue, operating loss and Adjusted EBITDA for the three-month periods ended July 31, 2021 and April 30, 2021 (in millions of U.S. dollars):

	Three Months Ended
	July 31, 2021	April 30, 2021
Revenue:
Rocky Mountains	$33.6	$24.3
Southwest	43.0	38.0
Northeast/Mid-Con	35.3	28.5
Total Revenue	$111.9	$90.8

	Three Months Ended
	July 31, 2021	April 30, 2021
Operating loss:
Rocky Mountains	$(2.2)	$(7.1)
Southwest	(3.7)	(7.5)
Northeast/Mid-Con	(3.8)	(6.8)
Corporate and other	(7.2)	(7.5)
Total operating loss[1]	$(16.9)	$(28.9)
1 Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases and $1.3 million of stand-up costs within fiscal second quarter 2021.

	Three Months Ended
	July 31, 2021	April 30, 2021
Adjusted EBITDA
Rocky Mountains	$3.1	$(1.6)
Southwest	1.8	(0.7)
Northeast/Mid-Con	0.5	(2.1)
Segment Total	5.4	(4.4)
Corporate and other	(4.8)	(5.0)
Total Adjusted EBITDA (loss)[1,2]	$0.6	$(9.4)

1Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.
2 Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases and $1.3 million of stand-up costs within fiscal second quarter 2021.

Balance Sheet and Liquidity
Total debt outstanding as of July 31, 2021 was $274.4 million, compared to $243.9 million as of January 31, 2021. The increase in total debt was driven by borrowings under the ABL Facility. As of July 31, 2021, cash and equivalents totaled $39.4 million. Total available liquidity as of July 31, 2021 was approximately $57.2 million, including $17.8 million available on the July 31, 2021 ABL Facility Borrowing Base Certificate, net of $10.0 million FCCR holdback. The Senior Secured Notes bear interest at an annual rate of 11.5%, payable semi-annually in arrears on May 1 and November 1. Accrued interest as of July 31, 2021 was $7.2 million for the Senior Secured Notes and $0.2 million related to the ABL facility.

Net working capital as of July 31, 2021 was $40.3 million, an increase of $10.1 million as compared with April 30, 2021. The increase in net working capital was driven by the sequential increase in activity from fiscal first quarter to fiscal second quarter.

Other Financial Information
Year to date in fiscal 2021, the Company has incurred approximately $0.6 million in costs related to testing and treatment of COVID-19, including $0.1 million incurred in the fiscal second quarter.

Our capital expenditures were $3.5 million during the fiscal second quarter 2021, an increase of $1.3 million compared to capital expenditures of $2.2 million in the fiscal first quarter 2021. Capital spending during the fiscal first and second quarters of 2021 was driven primarily by maintenance capital expenditures across our segments and product lines. Based on year-to-date spend of $5.7 million, the Company continues to expect total capital spending to be between $14 and $16 million for the year ending January 31, 2022, and focused primarily on maintenance capital spending.

Modification of Fiscal Year-End
On September 3, 2021, the Board of Directors of the Company adopted the Fourth Amended and Restated Bylaws of the Company, effective as of such date, to change the Company’s fiscal year-end from January 31 to December 31, effective beginning with the year ended December 31, 2021. As a result, the Company’s current fiscal year 2021 will be shortened from 12 months to 11 months and end on December 31, 2021. The Company is undertaking this change in an effort to normalize our fiscal year-end and improve comparability with our peers.

The Company will file its Annual Report on Form 10-K as its transition report, which will cover the 11 month period from February 1, 2021 to December 31, 2021. The reporting periods and applicable reports for the remainder of fiscal year 2021 are expected to be as follows:

Fiscal Period	Reporting Period	Report to be Filed
Fiscal second quarter 2021	May 1 to July 31, 2021	Quarterly Report on Form 10-Q
Fiscal third quarter 2021	August 1 to October 31, 2021	Quarterly Report on Form 10-Q
Fiscal year 2021 (transition period)	February 1 to December 31, 2021	Transition Report on Form 10-K

The Company intends to begin filing its quarterly reports on Form 10-Q based on the new fiscal year-end beginning with the fiscal first quarter 2022, ending March 31, 2022.

Conference Call Information
KLXE has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Friday, September 10, 2021, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLXE 2021 Fiscal Second Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://investor.klxenergy.com/events-and-presentations/events. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through September 17, 2021, at 1-201-612-7415, access code 13722283#.

About KLX Energy Services
KLXE is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for the most technically demanding wells from over 50 service and support facilities located throughout the United States. KLXE’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.
Forward-Looking Statements and Cautionary Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our expected cost synergies related to the Merger; our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the ongoing COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	July 31, 2021	April 30, 2021	July 31, 2020
Revenues	$111.9	$90.8	$36.2
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	99.2	88.7	37.9
Depreciation and amortization	14.5	15.4	12.9
Selling, general and administrative expenses	14.3	14.9	39.1
Research and development costs	0.1	0.1	0.2
Impairment and other charges	0.2	0.6	—
Bargain Purchase Gain	0.5	—	(41.1)
Operating loss	(16.9)	(28.9)	(12.8)
Non-operating expense:
Interest expense, net	8.0	7.8	7.6
Loss before income tax	(24.9)	(36.7)	(20.4)
Income tax expense	0.1	0.1	—
Net loss	$(25.0)	$(36.8)	$(20.4)

Net loss per share-basic	$(2.98)	$(4.41)	$(4.12)
Net loss per share-diluted	$(2.98)	$(4.41)	$(4.12)

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares)
(Unaudited)

	July 31, 2021	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$39.4	$47.1
Accounts receivable–trade, net of allowance of $6.1 and $6.5	79.1	67.0
Inventories, net	22.6	20.8
Other current assets	10.2	15.8
Total current assets	151.3	150.7
Property and equipment, net	175.9	203.7
Intangible assets, net	2.3	2.5
Other assets	5.1	5.8
Total assets	$334.6	$362.7
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$43.4	$39.4
Accrued interest	7.4	7.2
Accrued liabilities	28.2	29.2
Current portion of capital leases	1.9	1.9
Total current liabilities	80.9	77.7
Long-term debt	274.4	243.9
Long-term capital lease obligations	3.4	4.4
Other non-current liabilities	4.1	4.6
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 110.0 authorized; 9.2 and 8.6 issued	0.1	0.1
Additional paid-in capital	470.9	469.1
Treasury stock, at cost, 0.3 shares and 0.3 shares	(4.3)	(4.0)
Accumulated deficit	(494.9)	(433.1)
Total stockholders’ equity (deficit)	(28.2)	32.1
Total liabilities and stockholders' equity (deficit)	$334.6	$362.7

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Six Months Ended
	July 31, 2021	July 31, 2020
Cash flows from operating activities:
Net loss	$(61.8)	$(263.5)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities
Depreciation and amortization	29.9	29.1
Impairment and other charges	0.8	208.7
Non-cash compensation	1.8	16.7
Amortization of deferred financing fees	0.6	0.6
Provision for inventory obsolescence reserve	0.1	1.4
Change in allowance for doubtful accounts	0.2	(7.8)
(Gain) loss on disposal of property, equipment and other	(4.2)	0.7
Bargain purchase gain	0.5	(41.1)
Changes in operating assets and liabilities:
Accounts receivable	(12.3)	58.8
Inventories	(1.9)	(2.2)
Other current and non-current assets	5.1	6.0
Accounts payable	3.8	(22.2)
Other current and non-current liabilities	—	(0.7)
Net cash flows used in operating activities	(37.4)	(15.5)
Cash flows from investing activities:
Purchases of property and equipment	(5.7)	(8.5)
Proceeds from sale of property and equipment	8.6	0.4
Acquisitions, net of cash acquired	—	(1.0)
Net cash flows provided by (used in) investing activities	2.9	(9.1)
Cash flows from financing activities:
Borrowings from ABL Facility	30.0	—
Purchase of treasury stock	(0.3)	(0.4)
Payments on capital lease obligations	(1.1)	—
Change to financed payables	(1.8)	—
Net cash flows provided by (used in) financing activities	26.8	(0.4)
Net decrease in cash and cash equivalents	(7.7)	(25.0)
Cash and cash equivalents, beginning of period	47.1	123.5
Cash and cash equivalents, end of period	$39.4	$98.5

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$0.3	$0.3
Interest	14.7	14.6
Supplemental schedule of non-cash activities:
Change in deposits on capital expenditures	—	(5.4)
Accrued capital expenditures	1.9	1.2

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)
Non-GAAP Financial Measures
This release includes Adjusted EBITDA, free cash flow, and net working capital measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions (v) costs incurred related to the COVID-19 pandemic and (vi) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We define free cash flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses free cash flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

Net working capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and capital lease obligations. We believe that net working capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	July 31, 2021	April 30, 2021	July 31, 2020
Consolidated net loss (2)	$(25.0)	$(36.8)	$(20.4)
Income tax expense	0.1	0.1	—
Interest expense, net	8.0	7.8	7.6
Operating loss	(16.9)	(28.9)	(12.8)
Bargain purchase gain	0.5	—	(41.1)
Impairment and other charges	0.2	0.6	—
One-time costs (1)	1.3	2.7	13.0
Adjusted operating loss	(14.9)	(25.6)	(40.9)
Depreciation and amortization expense	14.5	15.4	12.9
Non-cash compensation	1.0	0.8	17.4
Adjusted EBITDA (loss)	$0.6	$(9.4)	$(10.6)
(1) The one-time costs in the fiscal second quarter relate to non-recurring legal costs, Integration costs, costs related to testing and treatment of COVID-19, and additional non-recurring costs.
(2) Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases and $1.3 million of stand-up costs within fiscal second quarter 2021.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin (1)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	July 31, 2021	April 30, 2021	July 31, 2020

Adjusted EBITDA (loss)	$0.6	$(9.4)	$(10.6)
Revenue	111.9	90.8	36.2
Adjusted EBITDA Margin Percentage	0.5%	(10.4)%	(29.3)%
(1) Adjusted EBITDA Margin is defined as the quotient of Adjusted EBITDA (loss) and total revenue. Adjusted EBITDA is operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating (Loss) Income to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	July 31, 2021	April 30, 2021	July 31, 2020
Rocky Mountains operating loss	$(2.2)	$(7.1)	$(6.7)
One-time costs (1)	0.2	0.3	3.4
Adjusted operating loss	(2.0)	(6.8)	(3.3)
Depreciation and amortization expense	5.0	5.1	4.9
Non-cash compensation	0.1	0.1	(0.1)
Rocky Mountains Adjusted EBITDA (loss)	$3.1	$(1.6)	$1.5
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Southwest Operating Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	July 31, 2021	April 30, 2021	July 31, 2020
Southwest operating loss	$(3.7)	$(7.5)	$(7.3)
One-time costs (1)	0.1	0.9	0.3
Adjusted Southwest operating loss	(3.6)	(6.6)	(7.0)
Depreciation and amortization expense	5.4	5.8	2.4
Non-cash compensation	—	0.1	—
Southwest Adjusted EBITDA (loss)	$1.8	$(0.7)	$(4.6)
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	July 31, 2021	April 30, 2021	July 31, 2020
Northeast/Mid-Con operating loss	$(3.8)	$(6.8)	$(5.4)
One-time costs (1)	0.6	0.7	0.3
Adjusted Northeast/Mid-Con operating loss	(3.2)	(6.1)	(5.1)
Depreciation and amortization expense	3.6	3.8	2.5
Non-cash compensation	0.1	0.2	0.1
Northeast/Mid-Con Adjusted EBITDA (loss)	$0.5	$(2.1)	$(2.5)
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin (1)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	July 31, 2021	April 30, 2021	July 31, 2020
Rocky Mountains
Adjusted EBITDA (loss)	$3.1	$(1.6)	$1.5
Revenue	33.6	24.3	18.0
Adjusted EBITDA Margin Percentage	9.2%	(6.6)%	8.3%
Southwest
Adjusted EBITDA (loss)	$1.8	$(0.7)	$(4.6)
Revenue	43.0	38.0	4.2
Adjusted EBITDA Margin Percentage	4.2%	(1.8)%	(109.5)%
Northeast/Mid-Con
Adjusted EBITDA (loss)	$0.5	$(2.1)	$(2.5)
Revenue	35.3	28.5	14.0
Adjusted EBITDA Margin Percentage	1.4%	(7.4)%	(17.9)%

(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA (loss) and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flows Used in Operating Activities to Free Cash Flow
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	July 31, 2021	April 30, 2021	July 31, 2020
Net cash flow used in operating activities	$(26.1)	$(11.3)	$(22.5)
Capital expenditures	(3.5)	(2.2)	(3.7)
Proceeds from sale of property and equipment	2.5	6.1	0.2
Free cash flow	$(27.1)	$(7.4)	$(26.0)

The following table presents a reconciliation of the non-GAAP financial measure of net working capital to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(Unaudited – In millions of U.S. dollars)

	As of
	July 31, 2021	April 30, 2021	January 31, 2021
Current assets	$151.3	$140.7	$150.7
Less: Cash	39.4	37.9	47.1
Net current assets	111.9	102.8	103.6
Current liabilities	80.9	88.9	77.7
Less: Accrued interest	7.4	14.4	7.2
Less: Capital lease obligations	1.9	1.9	1.9
Net current liabilities	71.6	72.6	68.6
Net Working Capital	$40.3	$30.2	$35.0

Unaudited Supplemental Pro Forma Information

The unaudited supplemental pro forma financial information for the three months ended July 31, 2020 reflect the results of legacy KLXE for the periods presented and the results of legacy QES assuming the Merger had occurred on February 1, 2020. The unaudited supplemental pro forma financial information has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by combining the companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Further, results may vary significantly from the results reflected in the following unaudited supplemental pro forma financial information because of future events and transactions, as well as other factors. The unaudited supplemental pro forma financial information does not include adjustments to reflect the impact of other cost savings or synergies that may result from the Merger.

KLX Energy Services Holdings, Inc.
Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended July 31, 2020
(Unaudited – In millions of U.S. dollars)

Three Months Ended
July 31, 2020
Revenues	$54.5
Costs and expenses:
Cost of sales	58.1
Depreciation and amortization	21.5
Selling, general and administrative expense	21.9
Research and development costs	0.2
Impairment and other charges	—
Bargain purchase gain	—
Operating loss	(47.2)
Non-operating expense:
Interest expense, net	7.6
Loss before income tax	(54.8)
Income tax expense	—
Net loss (1)	$(54.8)
(1) The pro forma condensed consolidated statement of operations for the three months ended July 31, 2020 reflect the results of legacy KLXE for the periods presented and the results of legacy QES assuming the Merger had occurred on February 1, 2020.

KLX Energy Services Holdings, Inc.
Reconciliation of Pro Forma Operating Loss to Pro Forma Adjusted EBITDA for the Three Months Ended July 31, 2020
(Unaudited – In millions of U.S. dollars)

Three Months Ended
July 31, 2020
Pro forma Operating Loss	$(47.2)
Depreciation and amortization	21.5
Non-cash compensation	4.8
Other one-time costs	1.6
Pro forma Adjusted EBITDA (loss) (1)	$(19.3)
(1) The pro forma Adjusted EBITDA (loss) for the three months ended July 31, 2020, reflects the results of legacy KLXE for the period presented and the results of legacy QES assuming the Merger had occurred on February 1, 2020.